UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MAN SANG HOLDINGS, INC.

(Exact Name of Registrant as Specified In Its Charter)

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MAN SANG HOLDINGS, INC.

21/F Railway Plaza

39 Chatham Road South

Tsimshatsui, Kowloon, Hong Kong

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 3, 2006

To the Stockholders of Man Sang Holdings, Inc.:

An Annual Meeting of Stockholders of Man Sang Holdings, Inc. (the “Company”) will be held at 21/F, Railway Plaza, 39 Chatham Road South, Tsimshatsui, Kowloon, Hong Kong, at 11:00 a.m., on Thursday, August 3, 2006 for the following purposes :

1.	To elect six Directors of the Company to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

2.	To ratify the appointment of Moores Rowland Mazars as the Company’s independent accountants.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on June 30, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly.

YOUR VOTE IS IMPORTANT! PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS VOTED.

By Order of the Board of Directors

/s/ Phyllis Chan Phyllis Chan
Secretary

Hong Kong

July 11, 2006

MAN SANG HOLDINGS, INC.

21/F Railway Plaza

39 Chatham Road South

Tsimshatsui, Kowloon, Hong Kong

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 3, 2006

Purpose

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Man Sang Holdings, Inc., a Nevada corporation (the “Company”), to be voted at the 2006 Annual Meeting of Stockholders of the Company and at any adjournment thereof (the “Annual Meeting”). The Annual Meeting is scheduled to be held at 21/F, Railway Plaza, 39 Chatham Road South, Tsimshatsui, Kowloon, Hong Kong, on Thursday, August 3, 2006 at 11:00 a.m. local time. The accompanying enclosed notice of the Annual Meeting, this Proxy Statement and the enclosed proxy are being mailed to stockholders on or about July 11, 2006. All of the expenses in connection with soliciting proxies from stockholders, including the reimbursement of brokerage firms and others for their expenses in forwarding proxies and this Proxy Statement to the beneficial owners of the Company’s common stock, will be borne by the Company.

Quorum and Voting Procedures

The presence at the Annual Meeting, in person or by proxy, of the holders representing a majority of voting powers of the outstanding shares of the Common Stock and Series A Preferred Stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be considered represented at the meeting for the purpose of determining a quorum. Shares of Common Stock and Series A Preferred Stock represented by a properly dated, signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Under applicable law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the Annual Meeting, the six nominees for election to the Board of Directors who receive a plurality of votes cast for the election of directors present in person or represented by proxy shall be elected directors. The appointment of Moores Rowland Mazars as the Company’s independent accountants will be ratified if a majority of votes cast in the Annual Meeting in person or by proxy are in favor of Proposal 2 hereof. Abstentions and broker non-votes will not affect the outcome of the voting because they will not represent votes cast.

The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in accompanying proxy intend to vote such proxies in accordance with their best judgment.

Proxies and Revocation of Proxies

The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company, and not properly revoked, prior to or at the Annual Meeting prior to the closing of the polls, it will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the stockholder will be voted FOR the election to the Board of Directors of the nominees of the Board of Directors named herein, FOR the ratification of the appointment of the designated independent accountants and at the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it anytime before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date than the date of the proxy; or (ii) attending the Annual Meeting and voting in person.

Voting Securities

The Board of Directors has fixed June 30, 2006 as the record date (the “Record Date”) for the determination of holders of common stock, $0.001(a) par value, of the Company (the “Common Stock”) entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, there were outstanding and entitled to vote 6,382,582 shares of the Common Stock. The holders of the Common Stock will be entitled to one vote per share of the Common Stock registered in their names on the books of the Company at the close of business on the Record Date. In addition to the Common Stock, there were 100,000 shares of Series A Preferred Stock (the “Series A Preferred Stock”) outstanding and entitled to vote as of the Record Date. The holders of Series A Preferred Stock, as a class, are entitled to an aggregate of 3,191,225 votes at the Annual Meeting, in all matters voted on by the stockholders of the Company.

Securities Ownership of Certain Beneficial Owners and Management

Common Stock

The information furnished in the following table indicates beneficial ownership of shares of the Company’s Common Stock, as of June 30, 2006, by (i) each stockholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (ii) each director, nominee for director and each executive officer of the Company, individually, and (iii) all executive officers and directors of the Company as a group.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership (1)	Percent of Class
Cafoong Limited (2) (5)	3,437,501	53.86%
Cheng Chung Hing, Ricky (2) (3) (5)	3,750,001	58.75%
Cheng Tai Po (2) (4) (5)	3,687,501	57.77%
Hung Kwok Wing, Sonny (5)	- 0 -	*
Lai Chau Ming, Matthew (5)	- 0 -	*
Wong Gee Hang, Henry (5)	- 0 -	*
Tsui King Chung, Francis (5)	- 0 -	*
Au Moon Ying, Henry (5)	- 0 -	*
All executive officers and directors as a group (7 persons) ...	4,000,001	62.67%

_____________

*	Less than 1%

(1)

This disclosure is made pursuant to certain rules and regulations promulgated by the United States Securities and Exchange Commission and the number of shares shown as beneficially owned by any person may not be deemed to be beneficially owned for other purposes. Unless otherwise indicated in these footnotes, each named individual has sole voting and investment power with respect to such shares of Common Stock, subject to community property laws, where applicable.

(a) Unless otherwise indicated as Hong Kong dollars or HK$, all financial information contained herein is presented in US dollars. The translation of Hong Kong dollar amounts into United States dollars are for convenience only and have been made at the rate of HK$7.8 to US$1, the approximate free rate of exchange at March 31, 2006. Such translations should not be construed as representations that Hong Kong dollar amounts could be converted into United States dollars at that rate or any other rate.

(2)

Cafoong Limited owns directly 1,697,344 shares of Common Stock of the Company. Cafoong Limited also owns indirectly 1,740,157 shares of Common Stock of the Company by virtue of holding all issued and outstanding shares of certain British Virgin Islands companies which own such shares of Common Stock of the Company. Because Cheng Chung Hing, Ricky and Cheng Tai Po own 60% and 40%, respectively, of all issued and outstanding stock, and are directors, of Cafoong Limited, they may be deemed to be the beneficial owners of the shares of Common Stock of the Company which are owned, directly or indirectly, by Cafoong Limited.

(3)	Includes options exercised on 22 November 2005 to purchase 312,500 shares of Common Stock of the Company.

(4)	Includes options exercised on 22 November 2005 to purchase 250,000 shares of Common Stock of the Company.

(5)	Address is 21st Floor, Railway Plaza, 39 Chatham Road South, Tsimshatsui, Kowloon, Hong Kong.

Preferred Stock

The following table is furnished as of June 30, 2006, to indicate beneficial ownership of the Company’s Series A Preferred Shares by (i) each stockholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Company’s Series A Preferred Shares, (ii) each director, nominee for director and each executive officer of the Company, individually, and (iii) all executive officers and directors of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Cafoong Limited (1) (2)	100,000	100%
Cheng Chung Hing, Ricky (1) (2)	60,000	60%
Cheng Tai Po (1) (2)	40,000	40%
Hung Kwok Wing, Sonny	- 0 -	*
Lai Chau Ming, Matthew	- 0 -	*
Wong Gee Hang, Henry	- 0 -	*
Tsui King Chung, Francis	- 0 -	*
Au Moon Ying, Henry	- 0 -	*
All executive officers and directors as a group (7 persons)...	100,000	100%

___________

(1)

Cheng Chung Hing, Ricky and Cheng Tai Po own 60% and 40%, respectively, of all issued and outstanding stock, and are directors, of Cafoong Limited and, accordingly, are deemed to be the beneficial owners of the shares of Series A Preferred Stock of the Company owned by Cafoong Limited.

(2)	Address is 21st Floor, Railway Plaza, 39 Chatham Road South, Tsimshatsui, Kowloon, Hong Kong.

Changes in Control

To the knowledge of management, there are no present arrangements or pledges of securities of the Company that may result in a change in control of the Company.

PROPOSAL 1

ELECTION OF DIRECTORS

Six directors are to be elected to serve until the next annual meeting of stockholders or until their successors are elected and shall have been qualified or until his earlier resignation, removal or death. The Board of Directors has nominated Cheng Chung Hing, Ricky; Cheng Tai Po; Hung Kwok Wing, Sonny; Lai Chau Ming, Matthew; Wong Gee Hang, Henry; and Tsui King Chung, Francis to serve as directors (the “Nominees”). Directors shall be elected by stockholders holding a plurality of the votes represented by the shares of Common Stock and Series A Preferred Stock present at the Annual Meeting. In the event that any one of the Nominees is unable or declines to serve as a director, the Board of Directors intends to substitute another person of their choice as nominee, in his place and stead, or to present such lesser number of directors in accordance with the Company’s Bylaws. The Board of Directors has no reason to believe that any Nominee will be unable to serve or decline to serve as a director. Any vacancy occurring between stockholders’ meetings, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors. A director elected to fill a vacancy shall hold office until the next annual stockholders’ meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE TO THE BOARD OF DIRECTORS.

Information Regarding Nominees

The following table sets forth, as of June 30, 2006, the name and age, position held with the Company and term of office, of each director of the Company and the period or periods during which he has served in his respective position(s).

Name	Age	Position(s) held	Term of Office
Cheng Chung Hing, Ricky	45	President and Chairman of the Board	1/96 - present
		Chief Executive Officer	1/98 - present
		Chief Financial Officer	2/99 - 8/99 and
			8/00 - 8/03
Cheng Tai Po	54	Vice Chairman of the Board	1/96 - present
Hung Kwok Wing, Sonny	43	Director	3/05 - present
Lai Chau Ming, Matthew	53	Director	11/96 - present
Wong Gee Hang, Henry	71	Director	4/05 – present
Tsui King Chung, Francis	44	Director	1/06 - present

Information regarding Executive Officers

The following table sets forth the names, ages and offices of our present executive officers. The periods during which such persons have served in such capacities and information with respect to non-employee directors are indicated in the description of business experience of such persons below.

Name	Age	Position Held
Cheng Chung Hing, Ricky	45	President, Chairman, Chief
		Executive Officer
Cheng Tai Po	54	Vice Chairman
Au Moon Ying, Henry	39	Chief Financial Officer

Business Experience of Directors and Executive Officers

CHENG Chung Hing, Ricky, co-founder of the Company with its subsidiaries (the “Group”), has served as Chairman of the Board of Directors and President of the Company since January 8, 1996, and of Man Sang International (B.V.I.) Limited (“Man Sang BVI”) since December 1995. He was appointed Chief Executive Officer of the Company on January 2, 1998. He served as Chief Financial Officer from February to August 1999 and from August 2000 to August 2003. Mr. Cheng was appointed Chairman and a Director of Man Sang International Limited (“MSIL”), an indirect subsidiary listed on The Stock Exchange of Hong Kong Limited, in August 1997. Prior to the reorganization of the Group in late 1995, which culminated in the Company’s issuance of Common Stock and Series A Preferred Stock in exchange for all the outstanding securities of Man Sang BVI in January 1996 (the “Group Reorganization”), he had served as chairman and president of various companies within the Group. Mr. Cheng has over 20 years’ experience in the pearl business and is responsible for overall planning, strategic formulation and business development of the Company.

CHENG Tai Po, co-founder of the Group, has served as Vice Chairman of the Company since January 1996 and of Man Sang BVI since December 1995. He was appointed Deputy Chairman and a Director of MSIL in August 1997. Prior to the Group Reorganization, he served as vice-chairman of various companies within the Group. Mr. Cheng has over 20 years’ experience in the pearl business and is responsible for purchasing and processing of pearls as well as overall planning, strategic formulation and business development of the Company.

HUNG Kwok Wing, Sonny, was appointed as a Director of the Company in November 1996. He left the Company in 2000 and rejoined the Company in November 2002. He has served as a Director of the Company since March 2005, and is currently the Assistant to the Chairman. Mr. Hung is responsible for the formulation and execution of the Company’s expansion strategies as well as external affairs. Prior to joining the Company in November 1996, Mr. Hung had worked in banking and financial institutions for over 10 years. Mr. Hung holds a Bachelor of Science in both Finance and Banking and a Master in Business Administration.

LAI Chau Ming, Matthew, has served as a Director of the Company since November 1996. Mr. Lai has been Sales Associate Director of DBS Vickers (Hong Kong) Limited since July 1996. Prior to his joining DBS Vickers, Mr. Lai served from 1972 to 1996 as a Senior Manager of Sun Hung Kai Investment Company Limited, one of the biggest investment companies in Hong Kong. Mr. Lai has 30 years’ experience in investment. He is experienced in the areas of financial management and planning.

WONG Gee Hang, Henry, has served as a Director of the Company since April 2005. Mr. Wong has over 30 years of experience in accounting, property investment and development and general management. Mr. Wong is the Managing Director of Marspeed Limited, a consultancy firm of property development, investment and management. Mr. Wong had been a member of senior management in a Hong Kong blue chip property developer for more than 15 years. He is a full member of The Hong Kong Management Association and holds a Doctoral Degree in Business Administration.

TSUI King Chung, Francis, has served as a Director of the Company since January 2006. Mr. Tsui has over 10 years of experience in financial services and business development consultancy both in the United States and in Hong Kong. Mr. Tsui is the Managing Director of eBiz Incubation & Investment Co. Ltd. He holds a phD in History and a Master in Business Administration.

AU Moon Ying, Henry, has served as Chief Financial Officer since August 2003. Prior to joining the Group in October 2002, he worked for over 15 years in financial management, accounting auditing, business planning and development in blue chip listed conglomerates in Hong Kong and in an international accounting firm. Mr. Au was the Group Financial Controller of Hutchison Harbour Ring Group from October 2001 to October 2002. Before he was transferred to Hutchison Harbour Ring Group, he was the Manager – Group Business Planning of Hutchison Hotel International Management Limited from January 1998 to September 2001. He is a practising Certified Public Accountant.

Family Relationships

Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po are brothers. Other than the foregoing, there are no family relationships among the above name directors and executive officers of the Company.

Compliance with Section 16(a) of Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and holders of more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of copies of the forms provided to the Company, or written representations that no other filing of forms was required, we believe that for fiscal 2006, all reports required under Section 16(a) were timely filed.

Committees and Attendance of the Board of Directors

Audit Committee

The Audit Committee operates under a written charter and held four meetings during the fiscal year ended March 31, 2006. Mr. Yuen Ka Lok, Ernest served as Chairman until January 13, 2006, and Mr. Lai Chau Ming, Matthew and Mr. Wong Gee Hang, Henry are committee members. On January 13, 2006, (i) Mr. Yuen Ka Lok, Ernest resigned from the Committee, (ii) Mr. Tsui King Chung, Francis was appointed a member, and (iii) Mr. Wong Gee Hang, Henry replaced Mr. Yuen to serve as Chairman of the Committee. Save for Mr. Yuen Ka Lok, Ernest, all the Committee members are independent as defined in the applicable standards of the American Stock Exchange (“AMEX”). Mr. Yuen was not independent under the AMEX rules because he is a partner of Yuen & Partners, a firm that provides certain legal services to the Company.

The Board of Directors has, in its reasonable judgment, (1) determined that all members of the Audit Committee are financially literate, (2) designated Mr. Wong Gee Hang, Henry as an “audit committee financial expert”, and (3) determined that Mr. Lai, Mr. Wong and Mr. Tsui of the Audit Committee are “independent” from management.

The Committee appoints the independent auditors, reviews their independence, evaluates their fees, makes such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company. Besides the monitoring function, the Committee also makes recommendations on improvements and conducts any other duties as the Board of Directors may delegate.

A current copy of the Company’s Audit Committee Charter is posted on the Company’s website at www.man-sang.com.

Report of the Audit Committee

With respect to fiscal 2006, the Audit Committee has:

-	reviewed and discussed with the Company’s independent accountants and with management the audited financial statements for the year ended March 31, 2006;

-	discussed with the independent accountants the matters outlined in the Statement on Auditing Standards No.61 (Codification of Auditing Standards AU §380), as may be modified or supplemented;

-	received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees);

-	discussed with the independent accountants the independent accountants’ independence.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that audited financial statements for the year ended March 31, 2006 be included in the Company’s annual report on Form 10-K.

The Committee also reviewed the Company’s unaudited financial statements and reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 2005 before presentation to the Board of Directors for approval and release.

Audit Committee

Wong Gee Hang, Henry, Chairman

Lai Chau Ming, Matthew

Tsui King Chung, Francis

Compensation Committee

The Company’s Compensation Committee consists of Mr. Lai Chau Ming, Matthew as Chairman, and Mr. Wong Gee Hang, Henry and Mr. Tsui King Chung, Francis as Committee members. On January 13, 2006, (i) Mr. Yuen Ka Lok, Ernest resigned from the Compensation Committee, (ii) Mr. Tsui King Chung, Francis was appointed a Compensation Committee member, and (iii) Mr. Lai Chau Ming, Matthew replaced Mr. Wong Gee Hang, Henry as Chairman.

The Compensation Committee deliberates and stipulates the compensation policy for the Company and administers the 1996 Stock Option Plan. During the year ended March 31, 2006, the Compensation Committee met twice to discuss and review the compensation policies of the Company.

Nominating Committee

The Company does not have a Nominating Committee; the functions customarily attributable to a nominating committee are performed by the independent directors (as defined in the applicable standards of AMEX) of the Board of Directors. It is the Board’s view that it is appropriate not to have a separately designated nominating committee because given the size of the Company and the Board the costs of having such a committee outweigh the benefits of doing so.  The current independent directors – namely, Lai Chau Ming, Matthew, Tsui King Chung, Francis and Wong Gee Hang, Henry, nominated the Nominees set forth in this Proxy Statement.

A current copy of the Company’s Nomination Charter is posted on the Company’s website at www.man-sang.com. The independent directors will consider recommendations from stockholders holding more than five percent (5%) of the Company’s outstanding stock for candidates for the Board. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock should be sent to the attention of the Secretary of the Company not less than 120 days nor more than 180 days before the first anniversary of the date of this proxy statement.

Attendance of the Board of Directors

During the year ended March 31, 2006, the Board of Directors held twelve meetings and adopted fourteen unanimous written consent of action. Mr. Wong Gee Hang, Henry and Mr. Lai Chau Ming, Matthew attended less than 75% of the meetings of the Board of Directors, but they attended all meetings of the Audit Committee and Compensation Committee. Mr. Yuen Ka Lok, Ernest resigned on January 13, 2006 and Mr. Tsui King Chung, Francis was appointed on the same day. Mr. Yuen attended four board meetings, and Mr. Tsui attended one board meeting during the year ended March 31, 2006.

Stockholder Communications to the Board of Directors

Stockholder may contact an individual director, the Board of Directors as a group, or a specified Board committee or group, including the non-employee directors as a group, by the following means:

Mail: 21/F, Railway Plaza, 39 Chatham Road South, Tsimshatsui, Kowloon, Hong Kong

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about the Company.

Report of the Compensation Committee

Overview

While for convenience of reference this Proxy Statement has used “the Company” when referring to the overall business of the Group, Man Sang Holdings, Inc. itself only has one employee. The employee directors of the Company have entered into Services Agreement with MSIL. Other executive officers are employed by a subsidiary of MSIL.

At the 2005 Annual General Meeting of MSIL held in August 2005, the stockholders of MSIL passed a resolution to authorize its Board of Directors to fix remuneration of all directors (which for MSIL would include all its executives) for the year. The MSIL Board determined that the compensation packages of its directors were generally competitive. Hence, the compensation packages remained unchanged for fiscal 2006.

As at June 30, 2006, the Company via its subsidiary, Man Sang BVI, holds 494,406,000 shares, or 49.40% of the issued capital, of MSIL. Since the overall compensation of the executive officers of the Company is determined by the Board of Directors of MSIL, the Company’s Compensation Committee takes up a monitoring function. The Committee reviews the decisions of the MSIL Board in relation to this issue. Should the Committee disagree with the decisions of the MSIL Board, the Committee may advise the Company’s Board of Directors to vote in any general meeting of MSIL against authorizing the MSIL Board to fix compensation for MSIL’s directors and executives.

For fiscal 2006, all executive officers received their salaries from MSIL and each of Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po received a bonus from the Company.

With respect to the Chairman and the Vice Chairman, the Compensation Committee members acknowledged that they have brought to the Company not only their expertise and personal relationships in the pearl industry, but also their vision, foresight and efforts to steer the Company towards more diversified business. The Committee and MSIL determine executives’ bonuses based on their long-term contributions over time, rather than basing such bonuses on the Company’s or a particular executive’s performance in a given fiscal year. The Committee members also took into account the need to retain such highly qualified officers by providing competitive compensation packages, and granted a bonus to each of Mr. Cheng Chung Hing, Ricky, Chairman of the Board and Mr. Cheng Tai Po, Vice Chairman, on December 17, 2005.

Executive Compensation

During fiscal 2006, including its Chief Executive Officer, the Company had five executive officers in the management team, whose annual compensation exceeded (or would have exceeded if annualized) HK$780,000 (approximately $100,000). The following table sets forth information concerning cash and non-cash compensation paid to such persons during fiscal 2006, 2005 and 2004.

Long-Term
Annual Compensation	Compensation

Securities

			Other Annual		Underlying
Name and Principal Position	Year	Salary	Bonus	Compensation(5)	Options Granted
		(HK$)	(HK$)	(HK$)	(#)
Cheng Chung Hing, Ricky	2006	3,000,000	1,000,000(1)	919,800(6)
Chairman of the Board,	2005	3,000,000	1,000,000(1)	804,600(6)
President & CEO	2004	3,000,000	1,000,000(1)	907,200(6)

Cheng Tai Po	2006	3,000,000	1,000,000(1)	21,045(7)
Vice Chairman	2005	3,000,000	1,000,000(1)	18,225(7)
	2004	3,000,000	1,000,000(1)

Yan Sau Man, Amy	2006	1,500,000	1,500,000(2)
Sales Director	2005	1,500,000	1,500,000(2)
of MSIL	2004	1,200,000	800,000 (2)

Hung Kwok Wing, Sonny	2006	1,000,000	400,000(3)
Assistant to Chairman and	2005	1,000,000	200,000(3)

Director	2004	1,000,000	40,000(3)

Au Moon Ying, Henry	2006	1,000,000	450,000(4)
CFO	2005	1,000,000	350,000(4)
	2004	1,000,000	230,000(4)

(1)	Each of Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po received a bonus of HK$1,000,000 from the Company for each of fiscal 2006, 2005 and 2004.

(2)	Miss Yan Sau Man, Amy received a bonus of HK$1,500,000, HK$1,500,000 and HK$800,000 from MSIL for fiscal 2006, 2005 and 2004, respectively.

(3)	Mr. Hung Kwok Wing, Sonny received a bonus of HK$400,000 and HK$200,000 from the Company for fiscal 2006 and 2005, respectively.

(4)	Mr. Au Moon Ying, Henry received a bonus of HK$450,000, HK$350,000 and HK$230,000 from MSIL for fiscal 2006, 2005 and 2004, respectively.

(5)

Although the officers receive certain perquisites such as company provided life insurance, travel insurance, medical insurance and mandatory provident fund, and Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po receive personal use of the Company’s golf club membership, the value of such perquisites did not exceed the lesser of HK$390,000 (approximately $50,000) or 10% of the officer’s salary and bonus.

(6)

In addition to the amounts referred to in note (1) above, Mr. Cheng Chung Hing, Ricky is provided the right to use a leasehold property of the Company at no cost as his personal residence. The estimated fair rental value of such leasehold property was HK$919,800, HK$804,600 and HK$907,200 for fiscal 2006, 2005 and 2004, respectively. The estimated fair rental value is based on the “rateable value” assessed by the Rating and Valuation Department of The Government of Hong Kong Special Administrative Region. According to the Hong Kong Rating Ordinance (Cap. 116), rateable value is an estimate of the annual rental of the relevant premises at a designated valuation reference date. When assessing a rateable value, all factors which would affect rental value, such as age and size of the premises, quality of finishes, location, transport facilities, amenities and open market rents, are considered.

(7)	For fiscal 2006 and 2005, the Company has paid government rates amounting to HK$21,045 and HK$18,225, respectively, on behalf of Mr. Cheng Tai Po for his own residential property.

Option Grants in Fiscal 2006

In fiscal 2006, neither the Company nor MSIL granted any option to any of its directors or executive officers.

Aggregated Option/SAR Exercises in Fiscal 2006 and Fiscal Year-End Option/SAR Values

Three executive officers exercised his/her options to purchase Common Stock of the Company in fiscal 2006. On April 19, 2005, Ms. Yan Sau Man, Amy exercised all her options to purchase 100,000 shares of Common Stock of the Company, and on November 22, 2005, Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po exercised all their options with respect to 312,500 shares and 250,000 shares of Common Stock of the Company, respectively.

The following table indicates the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of March 31, 2006, and the value of exercisable and unexercisable “in-the-money” options, which represents the positive spread between the exercise price of existing stock options and the price of the Common Stock at March 31, 2006.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at March 31, 2006		March 31, 2006
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

The Company

None (1)	--	--	--	--

MSIL

None	--	--	--	--

(1) Per agreement with AMEX, there are no outstanding options, and the Company shall not issue any more options under its 1996 Stock Option Plan.

Equity Compensation Plan Information

The following table sets forth (a) the number of securities to be issued upon exercise of outstanding options, warrants and rights, (b) the weighted average of exercise price of such outstanding options, warrants and rights, and (c) the number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in (a)), under (i) equity compensation plans that have been approved by security holders and (ii) equity compensation plans that have not been approved by security holders of the Company.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	--	--	--
Equity compensation plans not approved by security holders	--	--	75,187,093 (2)

_______________________

(1)	Per agreement with AMEX, the Company shall not issue any more options under its 1996 Stock Option Plan.

(2)

Shares indicated are those issuable under MSIL’s share option scheme adopted by its shareholders on August 2, 2002 (the “Share Option Scheme”). The Share Option Scheme is administered by the MSIL Board of Directors, whose decisions are final and binding on all parties. The Compensation Committee of the Company takes up a monitoring function.

Under the Share Option Scheme, the MSIL Board of Directors may grant options to an employee, officer, agent or consultant of MSIL or any of its subsidiaries, including any executive or non-executive director of MSIL or any of its subsidiaries, who satisfy certain criteria set out in the Share Option Scheme. The per share exercise price must be at least the highest of (i) the closing price of MSIL shares as stated in The Stock Exchange of Hong Kong Limited’s daily quotations sheets on the date of grant (which must be a “Business Day,” defined as a day on which The Stock Exchange of Hong Kong Limited is open for business of dealing in securities); (ii) the average closing price of MSIL shares as stated in The Stock

Exchange of Hong Kong Limited’s daily quotations sheets for the five business days immediately preceding the date of grant, and (iii) the nominal value of an MSIL share.

The total number of shares in respect of the Share Option Scheme and any other share option scheme of MSIL and/or any of its subsidiaries, is not permitted to exceed 10% of the number of shares in issue at the date of adoption of the Share Option Scheme or such number of shares as result from a sub-division or consolidation of the number of shares at that date. MSIL may seek approval from its shareholders in general meeting to refresh this 10% limit, but the limit on the total number of MSIL shares that may be issued upon exercise of all outstanding options granted and yet to be exercised under the Share Option Scheme, together with all outstanding options granted and yet to be exercised under any other share option scheme(s) of MSIL and/or any of its subsidiaries, must not exceed 30% of the number of MSIL’s issued shares from time to time. No option may be granted if such grant will result in said 30% limit being exceeded. Options lapsed or cancelled in accordance with the terms of the Share Option Scheme or any other share option scheme(s) of MSIL and/or any of its subsidiaries are not counted for the purpose of calculating said 30%-limit.

The Share Option Scheme has other terms and conditions designed to comply with certain rules of The Stock Exchange of Hong Kong Limited.

On May 2, 2006, MSIL granted a total of 48,000,000 options to purchase shares of MSIL, including (a) 1,000,000 options to Cheng Chung Hing, Ricky, Chairman of the Board, President and Chief Executive Officer of the Company, (b) 1,000,000 options to Cheng Tai Po, Vice Chairman of the Company, (c) 10,000,000 to Yan Sau Man, Amy, Sales Director of MSIL, (d) 10,000,000 options to Hung Kwok Wing, Sonny, Assistant to Chairman and Director, (e) 10,000,000 options to Au Moon Ying, Henry, Chief Financial Officer of the Company, and (f) 16,000,000 options to other employees. The exercise price of each stock option is HK$0.253, which is determined by the arithmetic average of the closing price of MSIL shares for each of the five trading days immediately prior to and including May 2, 2006.

Performance Graph

The following graph summarizes cumulative total stockholder return (assuming reinvestment of dividends) on the Common Stock of the Company and IWI Holding Limited (“IWI”), a peer issuer selected by the Company. The graph assumes that $100 was invested on March 31, 2002.

The comparisons in this graph are required by the United States Securities and Exchange Commission and are not intended to forecast or be indicative of future stock price performance or the financial performance of the Company. Stockholders are encouraged to review the Financial Statements of the Company contained in the accompanying annual report on Form 10-K for the fiscal year ended March 31, 2006.

	3/31/02	3/31/03	3/31/04	3/31/05	3/31/06
The Company’s Common Stock	$100	$94.83	$344.84	$647.44	$627.16
IWI’s Common Stock	$100	$53.33	$40.00	$26.67	$30.00
AMEX Composite Index	$100	$90.86	$138.03	$160.32	$212.63

On August 8, 2005, the we listed our shares on AMEX, and therefore we do not have a history of share price performance for the prior years on AMEX. Accordingly, we continue to use IWI as a peer issuer for comparison as IWI is engaged primarily in the design, assembly, merchandising and wholesale distribution of jewelry. In addition, we have also incorporated the AMEX Composite Index for comparison purposes.

Employment Agreements

Man Sang Holdings, Inc. itself has only one employee, Mr. Hung Kwok Wing, Sonny. He entered into a Service Agreement with the Company on September 16, 2002, and commenced his services on November 1, 2002.

However, MSIL entered into Service Agreements with Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po on September 8, 1997 and September 1, 2000, respectively. The major terms of these agreements are as follows:

-

the service agreement of each of Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po is for an initial term of 3 years commencing on September 1, 1997, renewed for another term of 3 years commencing on September 1, 2000 and a further term of 3 years commencing on September 1, 2003. Each service agreement may be terminated by either party by giving the other written notice of not less than 3 months;

-

the annual basic salary payable to each of Mr. Cheng Chung Hing, Ricky and Mr. Cheng Tai Po and Miss Yan Sau Man, Amy shall be HK$3 million, HK$3 million and HK$1.5 million, respectively, subject to annual review by the Board of MSIL every year; and

-

each of Mr. Cheng Chung Hing and Ricky, Mr. Cheng Tai Po is also entitled to a discretionary bonus in respect of each financial year. The amount of such discretionary bonuses shall be determined by the MSIL Board each year, provided that the aggregate of all discretionary bonuses payable by MSIL to its executive directors in any financial year shall not exceed 10% of the net profits (after tax and after extraordinary items) of MSIL for such year as shown in its audited accounts.

-

MSIL entered into employment agreement with Mr. Au Moon Ying, Henry on September 25, 2002. The annual basic salary is HK$1 million. Upon completion of a full year service and the Board of MSIL satisfies with his performance, Mr. Au shall receive his remaining part of the salary of HK$200,000. This salary is subject to review by the Board of MSIL every year. The employment agreement may be terminated by either party by giving the other written notice of not less than 1 month.

-

MSIL entered into employment agreement with Mr. Hung Kwok Wing, Sonny on November 1, 2002. The annual basic salary is HK$1 million. He is also entitled to a discretionary bonus in respect of each financial year. The employment agreement may be terminated by either party by giving the other written notice of not less than 3 months.

Compensation of Directors

No employee of the Company receives any compensation for his or her service as a Director. The Company paid Mr. Lai Chau Ming, Matthew HK$100,000 for his services as a non-employee director of the Company in fiscal 2006 and paid Mr. Yuen Ka Lok, Ernest HK$82,353 for his services as a non-employee director of the Company for the period from 1 April 2005 to 12 January 2006. The Company also paid Mr. Wong Gee Hang, Henry and Mr. Tsui King Chung, Francis HK$95,355 and HK$21,547 for their services as non-employee directors of the Company since their appointments on 18 April 2005 and on 13 January 2006, respectively.

An amount of HK$3,900 is paid to each non-employee director for his participation in each Audit Committee meeting. In fiscal 2006, the Audit Committee members were compensated as follows:

	Amount Received
Audit Committee Members	The Company	MSIL
(HK$)		(HK$)
Lai Chau Ming, Matthew	7,800	N/A
Wong Gee Hang, Henry	7,800	N/A
Tsui King Chung, Francis	-	N/A
Yuen Ka Lok, Ernest*	7,800	N/A

*Mr. Yuen resigned as a director of the Company on January 13, 2006.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are not executives of the Company or any of its subsidiaries, save as disclosed in “Certain Relationships and Related Transactions”.

Save as disclosed in “Certain Relationships and Related Transactions”, no executive officer of the Company, (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity outside the Group, one of whose executive officers served on the Company’s Compensation Committee, (ii) served as a director of another entity outside the Group, one of whose executive officers served on the Company’s Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity outside the Group, one of whose executive officers served as a director of the Company.

Certain Relationships and Related Transactions

During the past three years, the Company did not make personal loans or advances to any executive officers. All such prior advances were made on an interest free basis and without definitive repayment terms; the Company has not received advances from any director, executive officer or stockholder of the Company who is known by the Company to be beneficial owner of more than 5% of the Company’s Common Stock.

Mr. Yuen Ka Lok, Ernest, a director and the Chairman of the Audit Committee of the Board of Directors of the Company until January 13, 2006, is a partner of Messrs. Yuen & Partners, one of the legal advisors to the Company. Messrs. Yuen & Partners is handling some lawsuits and trademarks registration for the Company and receives standard professional fees. Fees paid by the Company to Messrs. Yuen and Partners did not exceed 5% of such firm’s gross revenues.

Mr. Lai Chau Ming, Matthew, a director of the Company, the Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors of the Company, is Sales Associate Director at DBS Vickers. MSIL holds certain securities that are quoted on The Stock Exchange of Hong Kong Limited and maintains a securities account with DBS Vickers. Mr. Lai is in charge of such account. MSIL pays standard brokerage fees to DBS Vickers when transaction occurs. Mr. Lai has advised the Company that he receives a monthly commission from DBS Vickers. but that his performance on the MSIL account is insignificant towards the calculation of his commission.

Mr. Lai Chau Ming, Matthew, the chairman of the Company’s Compensation Committee, and Mr. Cheng Tai Po, Vice Chairman of the Company, are directors of Shanghai Lujiazui Golf Club Co., Ltd and Grand City Hotel Investment Limited. These companies are not related to the Company.

Mr. Lai Chau Ming, Matthew, the chairman of the Company’s Compensation Committee, and Mr. Cheng Chung Hing, Ricky, Chairman of the Company, are directors of Grand City Hotel (Shenzhen) Co. Ltd. and China South Royal Restaurant (Shenzhen) Co. Ltd. These companies are not related to the Company.

Code of Ethics

On June 15, 2005, the Board of Directors adopted a written code of ethics. The code of ethics is available for review on the Company’s web site at www.man-sang.com and a free copy will be made available upon request from the stockholders of the Company.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

MOORES ROWLAND MAZARS AS INDEPENDENT ACCOUNTANTS

The Board of Directors has appointed Moores Rowland Mazars (“Moores”) as independent accountants for the fiscal year ending March 31, 2006. Moores serves as the Company’s independent accountants and will have one or more representatives at the Annual Meeting. Such representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

Deloitte Touche Tohmatsu (“Deloitte”) served as the Company’s independent auditors for fiscal years 1996 through 2004. On June 30, 2004, the Company dismissed Deloitte as its independent accountants and engaged Moores to serve as its independent accountants for the fiscal year ending March 31, 2006. The termination of Deloitte and the engagement of Moores were both approved by the Company’s Audit Committee. The Company reported the dismissal of Deloitte in a Current Report on Form 8-K dated July 7, 2004 (the “Form 8-K”) and reported the engagement of Moores in a second Current Report on Form 8-K dated July 7, 2004.

None of Deloitte’s reports on the Company’s consolidated financial statements for the fiscal year ended March 31, 2004, contained an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports contained an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets.

In addition, none of Moore’s reports on the Company’s consolidated financial statements for the fiscal year ended March 31, 2005 and 2006, contained an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended March 31, 2004 and through the date of the Company’s termination of Deloitte, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction would have caused it to make reference to the subject matter of the disagreements in connection with its reports; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended March 31, 2004 and through the date of the Company’s engagement of Moores on June 30, 2004, the Company did not consult with Moores regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

The Company provided Deloitte with a copy of the foregoing disclosures and received from Deloitte a letter stating its agreement with such disclosures. A copy of the letter from Deloitte was filed on July 13, 2004, with the SEC as an exhibit to an amendment to the Form 8-K.

Scope of Services

During fiscal 2006, the Company did not engage Moores for any of the following services: (a) bookkeeping or other services related to the accounting records or financial statements; (b) financial information systems design and implementation; (c) appraisal or valuation services, fairness opinions, or contribution in kind reports; (d) actuarial services (e) internal audit outsourcing services; (f) management functions or human resources; (g) broker or dealer, investment adviser, or investment banking services; and (h) legal services and expert services unrelated to the audit.

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services (including fees) that are to be performed for the Company by its independent auditor. The Audit Committee approved the nature and extent of all services provided by Moores in fiscal 2006.

Audit Fees

Audit services of Moores during fiscal 2006 included the examination of the consolidated financial statements of the Company, assessment of compliance with the disclosure requirements of notifiable transactions of MSIL under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, and services related to filings with the United States Securities and Exchange Commission and other regulatory bodies. The aggregate fees for professional services rendered by Moores for the audit of the Company’s annual financial statements for fiscal 2006 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2006 are estimated to be HK$800,000. Moores billed the Company HK$924,820 for the same services for fiscal 2005. In addition, the Company paid HK$193,782 to Moores for services normally provided by the accountants in connection with the Company’s statutory and regulatory filings, including services in connection with the filing of the Company’s registration statement on Form S-8. During fiscal 2005, the Company paid HK$30,000 to Deloitte and HK$14,150 to Moores for those same services.

Tax Fees

The Company and several of its indirect subsidiaries also engaged Moores as their principal accountants for tax compliance, tax advice and tax planning. Such professional services fee for fiscal 2006 is estimated to be HK$100,000. Moores billed the Company HK$100,000 for the same services for fiscal 2005.

Audit-Related and All Other Fees

The Company did not pay any audit-related and other fees to Moores for fiscal 2005 and 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF MOORES ROWLAND MAZARS AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY.

Stockholders Proposals for 2007 Annual Meeting

Any stockholder proposal intended for inclusion in proxy materials for the 2007 annual meeting of the stockholders must be received in proper form by the Company at its principal office no later than March 13, 2007. If notice of a stockholder proposal submitted with respect to the 2007 annual meeting of the stockholders is received by the Company after May 28, 2007, the proxies will use their discretionary authority to vote on such proposal.

Other Matters

The Board of Directors is not aware of any business other than the aforementioned matters that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

Householding

The Company delivers a copy of its proxy materials to each stockholder, including those who share an address. Shareholders who share the same last name and address and want to receive only one copy of the proxy materials may request to receive a single copy by notifying the Company in writing no later than 30 days prior to the mailing of the proxy materials in July of each year at the following address: 21/F, Railway Plaza, 39 Chatham Road South, Tsimshatsui, Kowloon, Hong Kong. Attention: Secretary of the Company.

Annual Reports

A copy of the Company’s 2006 Annual Report to stockholders, which is the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2006 accompanies this Proxy Statement. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference therein.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED.

By Order of the Board of Directors

/s/ Phyllis Chan
Phyllis Chan
Secretary

Hong Kong

July 11, 2006